EXHIBIT B

                            STOCK PURCHASE AGREEMENT

TransTechnology Corporation
700 Liberty Avenue
Union, New Jersey 07083
Attn:  Joseph F. Spanier,
Vice President, Chief Financial Officer and Treasurer

Ladies & Gentlemen:

The undersigned, Tinicum Capital Partners II, L.P. and Tinicum Capital Partners II Parallel Fund, L.P. (collectively referred to herein as the "Investor" or "Tinicum"), hereby confirm their agreement with TransTechnology Corporation as follows:

1. This Stock Purchase Agreement (the "Stock Purchase Agreement") is made as of February 15, 2006 between TransTechnology Corporation, a Delaware corporation (the "Company"), and the Investor.

2. The Company has authorized the sale and issuance of up to 2,500,000 shares of common stock of the Company, $0.01 par value per share (the "Common Stock"), to certain investors in a private placement (the "Offering").

3. The Company and the Investor agree that the Investor will purchase from the Company and the Company will issue and sell to the Investor 1,666,667 shares of Common Stock (the "Shares")(1) for a purchase price of $7.50 in cash per share (the "Purchase Price"), or an aggregate purchase price of $12,500,002.50 (the "Aggregate Purchase Price"), pursuant to the Terms and Conditions for Purchase of Shares attached hereto as Annex I and incorporated herein by reference as if fully set forth herein (the "Terms and Conditions"). This Stock Purchase Agreement, together with the Terms and Conditions which are incorporated herein by reference as if fully set forth herein, may hereinafter be referred to as the "Agreement." Unless otherwise requested by the Investor, certificates representing the Shares purchased by the Investor will be registered in the Investor's name and address as set forth below.

4. The Investor represents that, except as set forth below, (a) it has had no position, office or other material relationship within the past three years with the Company or persons known to it to be affiliates of the Company, (b) neither it, nor any group of which it is a member or to which it is related, beneficially owns (including the right to acquire or vote) any securities of the Company and (c) it has no direct or indirect affiliation or association with any NASD member as of the date hereof. Exceptions:

                      Existing Share Ownership of Investor



Tinicum Capital Partners II, L.P                                        62,875
Tinicum Capital Partners Parallel Fund II, L.P                             425


                            [Signature Page Follows]

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(1)   Tinicum Capital Partners II, L,.P. to receive 1,658,044 shares for an aggregate price of $12,435,330 and Tinicum Capital Partners II Parallel Fund, L.P. to receive 8,623 shares for an aggregate price of $64,672.50.


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


      Please confirm that the foregoing correctly sets forth the agreement between us by signing in the space provided below for that purpose. By executing this Agreement, the Investor acknowledges that the Company may use the information in paragraph 4 above and the name and address information below in preparation of the Registration Statement (as defined in Annex 1). This Agreement may be executed in separate counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

AGREED AND ACCEPTED:                    TINICUM CAPITAL PARTNERS II, L.P.
TRANSTECHNOLOGY CORPORATION             By:  TINICUM LANTERN II, LLC
                                        Its:  General Partner
                                        By: /s/ Eric Ruttenberg
                                            ------------------------------------
/s/ Joseph F. Spanier
------------------------------------
By:  Joseph F. Spanier                  Name: Eric Ruttenberg
     Vice President, Chief Financial          ----------------------------------
     Officer and Treasurer              Tax ID No.: (2)
                                                        ------------------------
                                        State of Formation: Delaware
                                                           ---------------------
                                        Principal Place of Business:800 3rd Ave.
                                                                    NY, NY
                                                                    10022
                                                                    ------------
                                        TINICUM CAPITAL PARTNERS PARALLEL FUND
                                        II, L.P.

                                        By:  TINICUM LANTERN II, LLC
                                        Its:   General Partner
                                        By: /s/ Eric Ruttenberg
                                            ------------------------------------
                                        Name: Eric Ruttenberg
                                              ----------------------------------
                                        Tax ID No.: (3)
                                                       -------------------------
                                        State of Formation: Delaware
                                                           ---------------------
                                        Principal Place of Business:800 3rd Ave.
                                                                    NY, NY
                                                                    10022
                                                                    ------------
                                        AND FOR PURPOSES OF SECTION 6.3 ONLY
                                        By:  TINICUM, INC.

                                        By: /s/ Eric Ruttenberg
                                            ------------------------------------
                                        Name: Eric Ruttenberg
                                              ----------------------------------


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



                                TABLE OF CONTENTS




1.  Authorization and Sale of the Shares..................................    2
2.  Agreement to Sell and Purchase the Shares; Subscription Date..........    2
3.  Delivery of the Shares at Closing.....................................    2
4.  Representations and Warranties of the Company.........................    3
5.  Representations, Warranties and Covenants of the Investor.............   11
6.  Covenants.............................................................   12
7.  Survival of Company Representations, Warranties; Indemnification......   14
8.  Registration of the Shares; Right of First Offer......................   15
9.  Notices...............................................................   16
10. Changes...............................................................   17
11. Headings..............................................................   17
12. Severability..........................................................   17
13. Governing Law.........................................................   17
14. Counterparts..........................................................   17
15. Entire Agreement......................................................   17
16. Confidential Information..............................................   18
17. No Third-Party Beneficiaries..........................................   18
18. Knowledge.............................................................   18


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                                                                         ANNEX I
                   TERMS AND CONDITIONS FOR PURCHASE OF SHARES

      1. Authorization and Sale of the Shares. Subject to these Terms and Conditions, the Company has authorized the sale of up to 2,500,000 shares of Common Stock to the Investor and Other Investors.

      2. Agreement to Sell and Purchase the Shares; Subscription Date.

            2.1. At the Closing (as defined in Section 3), the Company will sell to the Investor, and the Investor will purchase from the Company, upon the terms and conditions hereinafter set forth, the number of Shares, each as set forth in Section 3 of the Stock Purchase Agreement to which these Terms and Conditions are attached at the Purchase Price set forth thereon.

            2.2. The Company may enter into a substantially similar form of Stock Purchase Agreement, including these Terms and Conditions, with other investors (the "Other Investors") and expects to complete sales of shares of the Company's common stock to the Other Investors, provided, however, that the Company shall not grant the rights granted pursuant to Sections 6.1 through 6.3, Section 6.5 and Section 6.8 hereof to the Other Investors. The Company may accept executed subscription agreements from Other Investors for the purchase of Common Stock commencing upon the date hereof and ending on February 17, 2006.(4)

            2.3. The obligations of the Other Investors under any similar subscription agreement are several and not joint with the obligations of any Other Investors and the Investor, and no Other Investor, including the Investor, shall be responsible in any way for the performance of the obligations of any Other Investors under any agreement. Nothing contained herein, and no action taken by the Investor, shall be deemed to constitute a partnership, an association, a joint venture or any other kind of entity between the Investor and the Other Investors, or create a presumption that the Other Investors and the Investor are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated hereby. The Investor shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Agreement (provided, that such rights may be modified, amended or waived in accordance with Section 9 below), and it shall not be necessary for any Other Investors to be joined as an additional party in any proceeding for such purpose.

      3. Delivery of the Shares at Closing.

            3.1. The completion of the purchase and sale of the Shares (the "Closing") shall occur on February 17, 2006 (the "Closing Date"), at the offices of Hahn Loeser & Parks LLP. At the Closing, upon receipt by the Company of the Aggregate Purchase Price, the transfer agent for the Company shall deliver to the Investor one or more stock certificates representing the number of Shares as set forth pursuant to Section 3 of the Stock Purchase Agreement, each such certificate to be registered in the name of the Investor or, if so indicated on the signature page of the Stock Purchase Agreement, in the name of a nominee designated by the Investor.

            3.2. The Company's obligation to issue and deliver the Shares to the Investor shall be subject to the following conditions, any one or more of which may be waived by the Company: (a) receipt by the Company of a certified or official bank check or wire transfer of immediately available funds in the full amount of the Aggregate Purchase Price; (b) the accuracy of the representations and warranties made by the Investor herein and the fulfillment of the Investor's obligations hereunder prior to the Closing and (c) the absence of any order, court injunction, law, statue, or rule prohibiting the transactions contemplated hereby.

            3.3. The Investor's obligation to purchase the Shares shall be subject to the following conditions, any one or more of which may be waived by the Investor: (a) Investor and the Company shall have executed this Agreement and the Registration Rights Agreement, (b) the representations and warranties of the Company set forth herein shall be true and correct as of the Closing Date in all material respects (except for representations and warranties that speak as of a specific date, which representations and warranties shall be true and correct as of such date), (c) the Company shall have complied in all material

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(4)   The Company shall provide to Investor a finalized list of Other Investors and the amounts to be purchased by such investors prior to the signing of this Agreement. The Company will have three business days from the date of this Agreement to enter into agreements with such Other Investors.


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


respects with all pre-Closing covenants of the Company hereunder and (d) the Investor shall have received such documents as the Investor shall reasonably have requested, including, an opinion of the Company's counsel, in substantially the form attached hereto as Exhibit 1.(5)

            3.4. Legend; Restrictions on Transfer. The certificate or certificates for the Shares (and any securities issued in respect of or exchange for the Shares) shall be subject to a legend or legends restricting transfer under the Securities Act and referring to restrictions on transfer herein, such legend to be substantially as follows:

            THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT") AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR, IN THE OPINION OF COUNSEL, IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER OR HYPOTHECATION IS IN COMPLIANCE THEREWITH.

      The Company and the Investor acknowledge and agree that the Investor may, as permitted by law, from time to time pledge pursuant to a bona fide margin agreement or grant a security interest in some or all of the Shares and, if required under the terms of such arrangement, Investor may, as permitted by law, transfer pledged or secured Shares to the pledgees or secured parties. So long as Investor is not an affiliate of the Company, such a pledge or transfer would not be subject to approval or consent of the Company, provided that, upon the request of the Company, a legal opinion of legal counsel to the pledgee, secured party or pledgor shall be obtained. At the Investor's expense, so long as the Shares are subject to the legend required by this Section 3.4, the Company will use its best efforts to execute and deliver such reasonable documentation as a pledgee or secured party of Shares may reasonably request in connection with a pledge or transfer of the Shares.

      4. Representations and Warranties of the Company. The Company hereby represents and warrants to the Investor, as follows:

            4.1. Organization. The Company and each of its Subsidiaries (as defined in Rule 405 under the Securities Act) is duly organized and validly existing in good standing under the laws of the jurisdiction of its organization. Each of the Company and its Subsidiaries has full power and authority to own, lease, operate and occupy its properties and assets and to conduct its business as presently conducted and as described in the documents filed by the Company under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"), including, without limitation, its most recent report on Form 10-K (the "Exchange Act Documents") and is registered or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the location of the properties owned or leased by it requires such qualification and where the failure to be so qualified would have a material adverse effect upon the condition (financial or otherwise), earnings, cash flow, business or business prospects, properties, assets, liabilities or operations of the Company and its Subsidiaries, considered as one enterprise (a "Material Adverse Effect"), and no proceeding has been instituted in any such jurisdiction, revoking, limiting or curtailing, or seeking to revoke, limit or curtail, such power and authority or qualification.

            4.2. Due Authorization and Valid Issuance. The Company has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and the related Registration Rights Agreement attached as
Exhibit 2 hereto (collectively the "Agreements"), and the Agreements have been duly authorized and validly executed and delivered by the Company and constitute legal, valid and binding agreements of the Company enforceable against the Company in accordance with their terms, except as rights to indemnity and contribution may be limited by state or federal securities laws or the public policy underlying such laws, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' and contracting parties' rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

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(5)   Among other things, opinion to address (i) due execution and delivery by the Company of the Registration Rights Agreement and Stock Purchase Agreement, (ii) that the execution and delivery of the Registration Rights, Stock Purchase Agreement and the consummation of the transactions contemplated thereby, including the issuance and sale of the Shares, will not constitute a violation of, breach or default under [any] material contract, violate any law or create any lien, encumbrance, etc., on any assets of the Company, (iii) no pending legal or governmental action, which would need to be disclosed under Regulation S-K, (iv) no persons with registration rights or similar rights, (v) exemption from registration requirements and compliance with all SEC requirements and
      (vi) valid existence and good standing under Delaware law of Company, and
      (vii) no stockholder vote is required for the issuance or entering into the Agreements.



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


            4.3. Non-Contravention. The execution and delivery of the Agreements, the issuance and sale of the Shares under this Agreement, the fulfillment of the terms of the Agreements and the consummation of the transactions contemplated hereby and thereby will not (A) conflict with or constitute a violation of, or default (with the passage of time or otherwise) under, (i) any material bond, debenture, note or other evidence of indebtedness, lease, contract, indenture, mortgage, deed of trust, loan agreement, joint venture or other agreement or instrument to which the Company or any Subsidiary is a party or by which it or any of its Subsidiaries or their respective properties are bound, (ii) the charter, by-laws or other organizational documents of the Company or any Subsidiary, or (iii) any law, administrative regulation, ordinance or order of any court or governmental agency, arbitration panel or authority applicable to the Company or any Subsidiary or their respective assets or properties, except in the case of clauses (i) and (iii) for any such conflicts, violations or defaults which are not reasonably likely to have a Material Adverse Effect, or (B) result in the creation or imposition of any lien, encumbrance, claim, security interest or restriction whatsoever upon any of the material properties or assets of the Company or any Subsidiary or an acceleration of indebtedness pursuant to any obligation, agreement or condition contained in any bond, debenture, note or any other evidence of indebtedness or any indenture, mortgage, deed of trust or any other material agreement or instrument to which the Company or any Subsidiary is a party or by which any of them is bound or to which any of the material property or assets of the Company or any Subsidiary is subject. No consent, approval, authorization or other order of, or registration, qualification or filing with, any regulatory body, administrative agency, or other governmental body in the United States or any foreign jurisdiction or any other person is required for the execution and delivery of the Agreements and the valid issuance and sale of the Shares pursuant to the Agreements, other than such as have been made or obtained, and except for any post-closing securities filings or notifications required to be made under federal or state securities laws.

            4.4. Capitalization. The equity capitalization of the Company as of February 15, 2006 is as set forth on Schedule 4.4 hereto. The Shares to be sold pursuant to this Agreement have been duly authorized, and when issued and paid for in accordance with the terms of this Agreement, will be duly and validly issued, fully paid and nonassessable and free of any preemptive rights for any other securityholder of the Company. The outstanding shares of capital stock of the Company have been duly and validly issued and are fully paid and nonassessable, have been issued in compliance with all federal and state securities laws, and were not issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities. Except as set forth on
Schedule 4.4 hereof, there are no outstanding rights (including, without limitation, preemptive rights), warrants or options to acquire, or instruments convertible into or exchangeable for, any shares of capital stock or other equity interest in the Company or any Subsidiary, or any contract, commitment, agreement, understanding or arrangement of any kind to which the Company is a party or of which the Company has knowledge and relating to the issuance or sale of any capital stock of the Company or any Subsidiary, any such convertible or exchangeable securities or any such rights, warrants or options. Without limiting the foregoing, no preemptive right, co-sale right, right of first refusal, registration right, or other similar right exists with respect to the Shares or the issuance and sale thereof. No further approval or authorization of any stockholder, the Board of Directors or others is required for the issuance and sale of the Shares. The Company owns the entire equity interest in each of its Subsidiaries, free and clear of any pledge, lien, security interest, encumbrance, claim or equitable interest, other than as set forth on Schedule 4.4 hereof. There are no stockholders agreements, voting agreements or other similar agreements with respect to the Common Stock to which the Company is a party or, to the knowledge of the Company between or among any of the Company's stockholders.

            4.5. Legal Proceedings. There is no material legal or governmental proceeding pending or, to the knowledge of the Company, threatened to which the Company or any Subsidiary or any of their officers or directors is or may be a party or of which the business, assets or property of the Company or any Subsidiary is subject other than as set forth on Schedule 4.5. There are no disagreements of any kind presently existing, or reasonably anticipated by the Company to arise, between the accountants and lawyers formerly or presently employed by the Company and the Company is current with respect to any fees owed to its accountants and lawyers.

            4.6. No Violations. Neither the Company nor any Subsidiary is (i) in violation of its charter, bylaws, or other organizational document, or (ii) in violation of any law, administrative regulation, ordinance or order of any court or governmental agency, arbitration panel or authority applicable to the Company or any Subsidiary, except for such violations, individually or in the aggregate, which would not be material to the Company and its Subsidiaries or
(iii) is in default (and there exists no condition which, with the passage of time or otherwise, would constitute a default) in any material respect in the performance of any bond, debenture, note or any other evidence of indebtedness in any indenture, mortgage, deed of trust or any other material agreement or instrument to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound, except for such default which would not be material to the Company and its Subsidiaries.


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


            4.7. Governmental Permits, Etc. Each of the Company and its Subsidiaries has and is in material compliance with all necessary franchises, licenses, certificates, permits and other authorizations from any foreign, federal, state or local government or governmental agency, department, or body that are currently necessary for the operation of the business of the Company and its Subsidiaries as currently conducted and as described in the Exchange Act Documents except where the failure to currently possess such could not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Company, all necessary franchises, licenses, certificates, permits and other authorizations are in full force and effect, and no suspension or cancellation of the same is threatened or reasonably likely.

            4.8. Intellectual Property. Except as set forth on Schedule 4.8 hereof (i) each of the Company and its Subsidiaries owns, or has the valid right to use, without limitation, all United States and foreign patents, patent rights, patent applications, trademarks, trademark applications, service marks, copyrights, copyright registrations, licenses, inventions, software, trade secrets, trade names; know-how and other similar rights (collectively, "Intellectual Property") necessary for the conduct of its business as now conducted except where the failure to currently own or have the right to use would not be material to the Company and its Subsidiaries and (ii) to the knowledge of the Company, neither the Company nor any of its Subsidiaries is infringing, or has received any notice of, or has any knowledge of, any asserted infringement by the Company or any of its Subsidiaries of, any rights of a third party with respect to any Intellectual Property.

            4.9. Financial Statements.

                  (a) The financial statements of the Company and the related notes contained in the Exchange Act Documents present fairly, in accordance with generally accepted accounting principles, the financial position of the Company and its Subsidiaries as of the dates indicated, and the results of its operations and cash flows for the periods therein specified consistent with the books and records of the Company and its Subsidiaries except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which are not material in amount. Such financial statements (including the related notes) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods therein specified, except as may be disclosed in the notes to such financial statements, or in the case of unaudited statements, as may be permitted by the Securities and Exchange Commission (the "SEC") on Form 10-Q under the Exchange Act and except as disclosed in the Exchange Act Documents and complied in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto. The other financial information contained in the Exchange Act Documents has been prepared on a basis consistent with the financial statements of the Company.

                  (b) (i) The Company's assets do not constitute unreasonably small capital to carry on its business for the current fiscal year as now conducted taking into account the current and projected capital requirements of the business conducted by the Company and projected capital availability; and
(ii) the current cash flow of the Company, together with the proceeds the Company would receive upon liquidation of its assets, after taking into account all anticipated uses of such amounts, would be sufficient to pay all such liabilities and obligations when such is required to be paid. The Company does not intend to incur liabilities and other obligations beyond its ability to pay such as they mature or are required to be paid. The Company has no knowledge of any facts or circumstances which lead it to believe that it will be required to file for reorganization or liquidation under the bankruptcy or reorganization laws of any jurisdiction, and has no present intention to so file.

                  (c) Except as set forth in any Exchange Act Documents, there are no obligations of the Company to officers, directors, stockholders or employees of the Company other than (i) for payment of salary for services rendered and for bonus payments; (ii) reimbursements for reasonable expenses incurred on behalf of the Company; (iii) for other standard employee benefits made generally available to all employees (including stock option agreements outstanding under any stock option plan approved by the Board of Directors); and (iv) obligations listed in the Company's financial statements. Except as described above or in any Exchange Act Documents, none of the officers, directors or, to the knowledge of the Company, key employees or stockholders of the Company or any members of their immediate families, are indebted to the Company, individually or in the aggregate, in excess of $60,000 or have any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation which competes with the Company, other than passive investments in publicly traded companies (representing less than one percent (1%) of such company) which may compete with the Company. Except as described above, no officer, director or stockholder, or any member of their immediate families, is, directly or indirectly, interested in any material contract with the Company and no agreements, understandings or transactions are contemplated between the Company and any such person. Except as set forth in any Exchange Act Documents, the Company is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation.


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


            4.10. No Material Adverse Change. Except as disclosed in the Exchange Act Documents, since December 25, 2005, (A) there has not been (i) any Material Adverse Effect, (ii) any dividend or distribution of any kind declared, paid or made on the capital stock of the Company or any of its Subsidiaries, or (iii) any loss or damage (whether or not insured) to the physical property of the Company or any of its Subsidiaries which has been sustained which has a Material Adverse Effect, and (B) the Company and its Subsidiaries have operated the business in the ordinary course, consistent with past practice.

            4.11. ERISA Except as disclosed in an Exchange Act Document, neither the Company, any of its Subsidiaries or any person required to be aggregated with the Company or any of its Subsidiaries maintains or contributes to, or is subject to liability for, any "defined benefit plan," as defined in Sections 3(35) of the Employee Retirement Income Security Act, as amended ("ERISA") (any such defined benefit plan, a "Plan"). No Plan is subject to
Section 412 of the Internal Revenue Code of 1986, as amended (the "Code"), or Title IV of ERISA. Each employee benefit plan, within the meaning of Section 3(3) of ERISA, maintained by the Company and its Subsidiaries is in compliance in all material respects with the requirements of ERISA and the Code. The Company or its Subsidiaries may amend or terminate each Plan under the terms of such Plan without incurring any liability thereunder.

            4.12. Product Liability. There is no material legal or governmental proceeding pending or, to the knowledge of the Company, threatened to which the Company or any Subsidiary or any of their officers or directors is or may be a party based on any legal or equitable theory of recovery whatsoever, relating to any alleged defect in design, manufacture, materials or workmanship, including any failure to warn or alleged breach of express or implied warranty, representation, or condition, relating to any product designed, manufactured or sold by or on behalf of the Company or any of its Subsidiaries within the last three years. There have not been, within the last three years, any product recalls or post-sale warnings by the Company or any of its Subsidiaries relating to a product designed, manufactured or sold by or on behalf of the Company or any of its Subsidiaries, and no circumstances exist affecting the safety of the products of the Company or any of its Subsidiaries. All products designed or manufactured by the Company or any of its Subsidiaries, and any services rendered in the conduct of the business of the Company or any of its Subsidiaries, within the last three years, have been in material conformity with all applicable standards, contractual commitments and all express or implied warranties.

            4.13. No Undisclosed Liabilities. Except as set forth on Schedule
4.13 hereof or disclosed in an Exchange Act Document, neither the Company nor any of its Subsidiaries has, since December 25, 2005, incurred any debts, liabilities, claims, demands, expenses, commitments and obligations (whether accrued, absolute, contingent, known, disclosed or undisclosed, asserted or unasserted, liquidated or unliquidated) ("Liabilities"), which individually or in the aggregate are material to the Company or its Subsidiaries, except such Liabilities as were incurred in the ordinary course of business consistent with past practice and are of a nature, type and magnitude consistent with the Liabilities reflected in the Company's Exchange Act Documents.

            4.14. Assets. The assets, rights and properties of the Company and its Subsidiaries constitute all of the assets, rights and properties which are necessary for the conduct of the business of the Company and its Subsidiaries as presently conducted and are sufficient to provide the Company with the means and capability to conduct the business of the Company and its Subsidiaries as presently being conducted. The Company and its Subsidiaries have good and marketable title to all personal property owned by them, in each case free and clear of all liens, encumbrances and defects, except such as are described in
Schedule 4.14 or in the Exchange Act Documents or such as do not materially affect the value of such property and do not interfere with the use made of such property by the Company and its Subsidiaries. The Company and its Subsidiaries have good and marketable title in fee simple, free of any material liens or encumbrances, to all real property owned by them, except such as are described in Schedule 4.14. Any real property and buildings held under lease by the Company and its Subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made of such property and buildings by the Company and its Subsidiaries.

            4.15. Insurance. The Company maintains insurance of the types and in the amounts and covering such risks as is prudent and adequate for its business as currently conducted, including, without limitation, property and casualty insurance, including physical damage, general liability, workers compensation, product liability and all other risks customarily insured against (any such insurance or similar agreements collectively the "Policies"). To the knowledge of the Company (X) the Policies are valid, outstanding, and enforceable, and have been issued to the Company or any of its Subsidiaries or are held by the Company or any of its affiliates for the benefit of the Company or its Subsidiaries, (Y) are in full force and effect, and to the knowledge of the Company have been issued by licensed insurers, and (Z) all premiums with respect to the Policies covering all periods up to and including the Closing Date have been paid, and, except as set forth on Schedule
4.15 hereof, no written notice of cancellation or termination has been received with respect to any Policies.

            4.16. Labor Relations. Except as described in Schedule 4.16, no labor dispute with employees of the Company or any of its Subsidiaries exists or, to the knowledge of the Company is threatened or imminent, that could have or be reasonably expected to have a Material Adverse Effect. To the knowledge of the Company, no employee of the Company or its Subsidiaries is or will be in violation of any judgment, decree, or order or any term of any employment contract, patent disclosure agreement, or other contract or agreement relating to the relationship of any such employee with the Company of any of its Subsidiaries, or any other party because of the nature of the business presently conducted by the Company and its Subsidiaries.

            4.17. Environmental. Except as disclosed in any Exchange Act Document, neither the Company nor its Subsidiaries are in violation in any material respect of applicable federal, state, local and foreign laws and regulations, all common law and all other provisions having the force or effect of law relating to pollution or protection of the environment ("Environmental Laws"). To the knowledge of the Company, except as described in Schedule 4.17 hereto, there are no material pending or threatened claims, actions, causes of action, investigations or notices by any person alleging a potential liability arising out of, based on or resulting from the presence or release of, or threat of release of, or exposure to, any hazardous materials, noise or odor or any violation or alleged violation of any Environmental Laws ("Environmental Claims"), against the Company or any of its Subsidiaries or against any person whose liability for any Environmental Claims the Company or any of its Subsidiaries has or may have retained or assumed, either contractually or by operation of law.

            4.18. Disclosure. The representations and warranties of the Company contained in this Section 4 as of the date hereof and as of the Closing Date and all material information provided to the Investor by or on behalf of the Company including the schedules, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding anything to the contrary contained in this Agreement or in any of the Schedules, any information disclosed in one Schedule shall, should the existence of the fact or item or its contents be readily apparent to be relevant to any other Schedules, be deemed to be disclosed in respect to such other Schedules.

            4.19. Reporting Status. (a) Except as noted on Schedule 4.19 attached hereto, the Company has filed in a timely manner all documents that the Company was required to file under the Exchange Act or the Securities Act during the two (2) years preceding the date of this Agreement, including all such documents filed after the date hereof and prior to the Closing. None of the Company's Subsidiaries is required to file any form, report, schedule, statement or other document with the SEC. The Company is not currently eligible to use Form S-3 under the Securities Act to register the Shares to be offered for the account of the Investor, but is eligible to effectuate such registration on Form S-1 under the Securities Act. The following documents complied in all material respects with the SEC's requirements as of their respective filing dates, and the information contained therein as of the date thereof did not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein in light of the circumstances under which they were made not misleading:

                  (i) Annual Report on Form 10-K for the year ended March 31, 2005, Quarterly Reports on Form 10-Q for the quarters ended December 26, 2004; June 26, 2005; September 25, 2005 and December 25, 2005; Current Reports on Form 8-K filed on January 14, 2005; January 18, 2005; January 28, 2005; February 15, 2005; March 15, 2005; June 9, 2005; June 27, 2005; July 19, 2005;
August 19, 2005; September 12, 2005; October 20, 2005; December 23, 2005; and December 28, 2005; and the Definitive Proxy Statement filed September 14, 2005 with respect to the 2005 annual meeting of the Company's stockholders; and

                  (ii) all other documents, if any, filed by the Company with the SEC during the two (2) year period preceding the date of this Agreement pursuant to the reporting requirements of the Exchange Act.

            4.20. Exchange Act Reporting; Compliance. The Company's Common Stock is registered pursuant to Section 12(g) of the Exchange Act, and the Company has taken no action designed to, or likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act, nor has the Company received any notification that the SEC or the National Association of Securities Dealers, Inc. ("NASD") is contemplating terminating such registration. The Company shall comply with all requirements of the NASD and the SEC with respect to the issuance of the Shares.

            4.21. No Manipulation of Stock. The Company has not taken and will not take any action designed to or that might reasonably be expected to cause or result in stabilization or manipulation of the price of the Common Stock.

            4.22. Company not an "Investment Company." The Company has been advised of the rules and requirements under the Investment Company Act of 1940, as amended (the "Investment Company Act"). The Company is not, and immediately after receipt of payment for the Shares will not be, an "investment company" or an entity "controlled" by an "investment company" within the meaning of the Investment Company Act and shall conduct its business in a manner so that it will not become subject to the Investment Company Act.

            4.23. Foreign Corrupt Practices. Neither the Company, nor to the best knowledge of the Company, any agent or other person acting on behalf of the Company, has (i) directly or indirectly, used any corrupt funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by the Company (or made by any person acting on its behalf of which the Company is aware) which is in violation of law, or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.

            4.24. Accountants. To the knowledge of the Company, Deloitte & Touche LLP, who the Company expects will consent to the incorporation by reference of its report dated August 12, 2005 with respect to the consolidated financial statements of the Company included in the Company's Annual Report on Form 10-K for the year ended March 31, 2005 into any Registration Statement (as defined in the Registration Rights Agreement) and the prospectus which forms a part thereof contemplated by the Registration Rights Agreement, are and, during the periods covered by their report, were independent accountants as required by the Securities Act and the rules and regulations promulgated thereunder.

            4.25. Contracts. The contracts described in the Exchange Act Documents that are material to the Company are in full force and effect on the date hereof, and neither the Company nor, to the knowledge of the Company, any other party to such contracts is in breach of or default under any of such contracts which would have a Material Adverse Effect. The Company has filed with the SEC all contracts and agreements required to be filed by the Exchange Act and Securities Act.

            4.26. Taxes.

                  (a) Each of the Company and its subsidiaries has (i) duly and timely filed (or there has been duly and timely filed on its behalf) with the appropriate governmental authorities all returns, reports, declarations, estimates, information returns and other documents (including any related or supporting information) with respect to Taxes (including any attachments thereto and amendments thereof), and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes the Company and any of its subsidiaries (the "Tax Returns") required to be filed by them (giving effect to all valid extensions and such Tax Returns are true, correct and complete in all material respects; (ii) timely paid in full (or there has been timely paid on its behalf) all Taxes required to be paid by it, except for (A) those Taxes for which the failure to have paid would not, individually or in the aggregate, reasonably be expected to materially affect the Company and its Subsidiaries and (B) those Taxes which are being contested in good faith and adequately disclosed and provided for in the financial statements of the Company and for which the Company has provided adequate reserves in accordance with generally accepted accounting principles ("GAAP"); and (iii) made adequate provision in accordance with GAAP (or provision has been made on its behalf) for all accrued Taxes not yet due and payable. Since the date of the Company's most recent Financial Statements, neither the Company nor any of its Subsidiaries have incurred any liability for Taxes other than in the ordinary course of business consistent with past practice.

                  (b) Except as set forth in Schedule 4.26 hereto, there are no liens for Taxes upon any property or assets of the Company or any Subsidiary, except for liens which arise by operation of law with respect to current Taxes not yet due and payable, or for Taxes which are being contested in good faith and for which the Company has provided adequate reserves in accordance with GAAP.

                  (c) Each of the Company and its subsidiaries has complied in all material respects with all applicable laws relating to the payment and withholding of Taxes and has, within the time and manner prescribed by law, withheld and paid over to the proper governmental authorities all amounts required to be so withheld and paid over.

                  (d) Except as noted in Schedule 4.26 hereto, no federal, state, local or foreign audits, actions, suits, proceedings, investigations, claims or other administrative proceedings ("Tax Claims") have commenced or are pending with regard to any Taxes of the Company or any of its subsidiaries, and no notification has been received that an audit, investigation, claim or other administrative proceeding is pending or threatened with respect to any Taxes due from or with respect to the Company or any of its subsidiaries. No deficiency for any Tax has been proposed, asserted or assessed with respect to the Company or any of its subsidiaries which has not been finally resolved and paid in full.

                  (e) Except as noted in Schedule 4.26 hereto, none of the Company or any of its subsidiaries is a party to, bound by, or has any obligation under, any Tax sharing agreement, Tax indemnification agreement or similar contract or arrangement, whether written or unwritten, or has any potential liability or obligation to any person as a result of, or pursuant to, any such agreement, contract or arrangement.

                  (f) None of the Company or any of its subsidiaries (i) has been included in any "consolidated," "unitary," "combined" or similar Tax Return provided for under the laws of the United States, any foreign jurisdiction or any state or locality with respect to Taxes other than a group of which the Company is the common parent or (ii) has any liability for Taxes as a result of transferee, successor or similar liability.

                  (g) The Company has not given or been requested to give waivers or extensions of any statute of limitations relating to the payment of Taxes of the Company or any of its Subsidiaries.

                  (h) The Company and its subsidiaries have made available to the Investor complete copies of (i) all federal, state, local and foreign income, franchise and other material Tax Returns of the Company and/or any of its subsidiaries relating to taxable periods ended since 2000, and (ii) any audit report issued within the last three years relating to any income, franchise or other material Taxes due from or with respect to the Company and/or any of its subsidiaries.

                  (i) No closing agreements, private letter rulings, technical advance memoranda or similar agreement or ruling have been entered into or issued by any taxing authority with respect to the Company or any of its subsidiaries within three years of the date this Agreement, and no such agreement or ruling has been applied for and is currently pending.

                  (j) Neither the Company nor any of its subsidiaries has agreed or is required to make any adjustments under Section 481(a) of the Code (or any similar provision of state, local, foreign or other Law) by reason of a change in accounting method or otherwise for any Tax period for the which the applicable statutes of limitations has not yet expired.

                  (k) Neither the Company nor any of its subsidiaries has been a "distributing corporation" or a "controlled corporation" in a distribution intended to qualify under Section 355(a) of the Code.

                  (l) Neither the Company nor any of its subsidiaries has engaged in any transaction that, for federal income tax reporting purposes, gives rise to a disclosure obligation as a "reportable transaction" under
Section 6011 of the Code and the Treasury Regulations thereunder.

                  (m) Neither the Company nor any of its subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law).

                  (n) Except as disclosed on Schedule 4.26 hereto, none of the Company or any of its subsidiaries has engaged in a trade or business, had a permanent establishment (within the meaning of an applicable tax treaty or local law), or has otherwise become subject to Tax in a jurisdiction other than the country of its formation or has a foreign branch or division.

                  (o) None of the Company or any of its subsidiaries is or has been a "United States real property holding corporation" within the meaning of
Section 897 of the Code or the Treasury Regulations thereunder.

                  "Taxes" means all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, and all interest, penalties, fines, additions to tax or additional amounts imposed by any taxing authority in connection with any item described above.

            4.27. Transfer Taxes. On the Closing Date, all stock transfer or other taxes (other than income taxes) which are required to be paid in connection with the sale and transfer of the Shares to be sold to the Investor hereunder will be, or will have been, fully paid or provided for by the Company and all laws imposing such taxes will be or will have been fully complied with.

            4.28. Private Offering. Assuming the correctness of the representations and warranties of the Investor set forth in Section 5 hereof, the offer and sale of Shares are exempt from registration under the Securities Act. The Company has not distributed and will not distribute prior to the Closing Date any offering material in connection with this Offering and sale of the Shares other than the documents of which this Agreement is a part or the Exchange Act Documents. The Company has not in the past nor will it hereafter take any action independent of the placement agent to sell, offer for sale or solicit offers to buy any securities of the Company which would bring the offer, issuance or sale of the Shares within the provisions of Section 5 of the Securities Act, unless such offer, issuance or sale was or shall be within the exemptions of Section 4 of the Securities Act. Neither the Company nor any person acting on behalf of the Company has offered or sold any of the Shares by any form of general solicitation or general advertising. The Company has offered the Shares for sale only to the Investor and certain other "accredited investors" within the meaning of Rule 501 under the Securities Act.

            4.29. Inventory. All of the Company's inventory consists of a quality and quantity useable and saleable in the ordinary and usual course of business, except for items of excess and obsolete materials, all of which items have been written off or written down on the applicable balance sheet to fair market value or for which adequate reserves have been provided therein. All inventories not written off have been priced at the lower of cost or market. The quantities of each type of inventory (whether raw materials, work-in-progress, or finished goods) are in quantities sufficient for the ordinary and usual course of the Company's business. The valuation of all of the inventory of the Company and its Subsidiaries have been determined consistent with GAAP, consistently applied throughout the periods covered by the Exchange Act Documents filed by the Company within the last three fiscal years.

            4.30. Accounts Receivable. All notes and accounts receivable of the Company and its Subsidiaries on the books and records of the Company and its Subsidiaries, reflect valid receivables resulting from bona fide transactions with third parties in the ordinary course of business, subject to no setoffs or counterclaims except those that are customarily required by government authorities under government contracts governed by the Federal Acquisition Regulations, and that are reasonably anticipated to be paid in accordance with their terms at their recorded amounts, subject to the reserve for bad debts set forth on the balance sheets of the Company Company's financial statements or Exchange Act Documents. The valuation of all notes and accounts receivable of the Company and its Subsidiaries have been determined consistent with GAAP, consistently applied throughout the periods covered by the Exchange Act Documents filed by the Company within the last three fiscal years.

            4.31. Controls and Procedures. The Company is in material compliance with all provisions of the Sarbanes-Oxley Act of 2002 which are applicable to it as of the Closing Date. The Company has established and maintains an effective system of internal control over financial reporting (as such term is defined in the Exchange Act ) regarding the reliability of financial reporting and preparation of financial statements for external purposes in accordance with GAAP and includes policies and procedures that (i) pertain to maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company;
(ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the Company's assets that could have a material impact on the financial statements. The Company has established and maintains disclosure controls and procedures (as defined in Exchange Act) that are effective in ensuring that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC's rules and forms, including, without limitation, controls and procedures designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company's management, including its principal executive and principal financial officers, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure. The Company's certifying officers have evaluated the effectiveness of the Company's disclosure controls and procedures and presented in the applicable Exchange Act Documents their conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the periods covered by such Exchange Act Documents based on such evaluation. Since the last such evaluation date, there has been no change in the

Company's internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company's internal control over financial reporting, and no significant deficiencies or material weaknesses in internal controls over financial reporting, or other factors that could significantly affect the Company's internal control over financial reporting, have been identified.

            4.32. Section 203 Exemption. The Board of Directors has adopted this Agreement and the Registration Rights Agreement and the transactions contemplated hereby and thereby in such manner as is sufficient to render the restrictions of Section 203 of the Delaware General Corporations Law inapplicable to the Agreements and all transactions contemplated hereby and thereby.

            4.33. No Registration Rights. No person has the right to require the Company or any Subsidiary to register any securities for sale under the Securities Act by reason of the filing of the Registration Statement with the SEC for the issuance and sale of the Shares.

            5. Representations, Warranties and Covenants of the Investor.

            5.1. The Investor represents and warrants to, and covenants with, the Company that: (i) the Investor is an "accredited investor" as defined in Regulation D under the Securities Act and the Investor is also knowledgeable, sophisticated and experienced in making, and is qualified to make decisions with respect to investments in shares presenting an investment decision like that involved in the purchase of the Shares, including investments in securities issued by the Company and investments in comparable companies, and has requested, received, reviewed and considered all information it deemed relevant in making an informed decision to purchase the Shares; (ii) the Investor is acquiring the number of Shares, each as set forth in Section 3 of the Stock Purchase Agreement in the ordinary course of its business and for its own account for investment only and with no present intention of distributing any of such Shares, or any arrangement or understanding with any other persons regarding the distribution of such Shares; (iii) the Investor will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy,) any of the Shares except in compliance with the Securities Act, applicable state securities laws and the respective rules and regulations promulgated thereunder; and (iv) the Investor has, in connection with its decision to purchase the number of Shares as set forth in Section 3 of the Stock Purchase Agreement, relied upon the Exchange Act Documents and the representations and warranties of the Company contained herein. The Investor understands that its acquisition of the Shares has not been registered under the Securities Act or registered or qualified under any state securities law in reliance on specific exemptions therefrom, which exemptions may depend upon, among other things, the bona fide nature of the Investor's investment intent as expressed herein. Subject to compliance with the Securities Act, applicable securities laws and the respective rules and regulations promulgated thereunder, nothing contained herein shall be deemed a representation or warranty by such Investor to hold the Shares for any period of time.

            5.2. The Investor acknowledges, represents and agrees that no action has been or will be taken in any jurisdiction outside the United States by the Company that would permit an offering of the Shares, or possession or distribution of offering materials in connection with the issue of the Shares, in any jurisdiction outside the United States where legal action by the Company for that purpose is required. Each Investor outside the United States will comply with all applicable laws and regulations in each foreign jurisdiction in which it purchases, offers, sells or delivers Shares or has in its possession or distributes any offering material, in all cases at its own expense.

            5.3. The Investor hereby covenants with the Company not to make any sale of the Shares without complying with the provisions of this Agreement and the Registration Rights Agreement and without complying with any prospectus delivery requirement then applicable to it, and the Investor acknowledges that the certificates evidencing the Shares will be imprinted with a legend that prohibits their transfer except in accordance therewith.

            5.4. The Investor further represents and warrants to, and covenants with, the Company that (i) the Investor has full right, power, authority and capacity to enter into this Agreement and to consummate the transactions contemplated hereby and has taken all necessary action to authorize the execution, delivery and performance of this Agreement, and (ii) this Agreement constitutes a valid and binding obligation of the Investor enforceable against the Investor in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' and contracting parties' rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and except as the indemnification agreements of the Investor herein may be legally unenforceable.

            5.5. Neither the Investor nor any person acting on its behalf or at its direction has engaged in any purchase or sale of Common Stock (including without limitation any short sale), pledge, transfer, establishment of an open "put equivalent position" within the meaning of Rule 16a-1(h) under the Exchange Act) during the thirty (30) trading days immediately preceding the date of this Agreement or otherwise has engaged or will engage, directly or indirectly, in any action designed to, or which might be reasonably expected to, cause or result in any manipulation of the price of the Common Stock. The Investor will not use any of the restricted Shares acquired pursuant to this Agreement to cover any short position in the Common Stock of the Company if doing so would be in violation of applicable securities laws and otherwise will comply with federal securities laws in the holding and sale of the Shares.

            5.6. The Investor has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of Shares.

            5.7. The Company acknowledges and agrees that Investor does not make or has not made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Sections 5, 6 and 16(a) of this Agreement, or in the Confidentiality Agreement (as defined below).

      6. Covenants.

            6.1. Investor Board Nominee. So long as the Investor shall continue to own 50% of the Shares purchased pursuant to this Agreement, the Investor shall have the right to nominate one director to the Board of Directors (the "Investor Board Nominee"), who shall initially be William Shockley. If the Investor Board Nominee is any person other than Mr. Shockley, such person shall be reasonably acceptable to the Company. The Company agrees to fully support and include the Investor Board Nominee in any slate of directors put forth for election at any meeting of stockholders at which directors are elected, and that the Board of Directors shall recommend that stockholders vote in favor of the Investor Board Nominee. The Investor shall provide to the Company all information necessary for the inclusion of the Investor Board Nominee in any filings with the SEC.(6)

            6.2. Voting of Investor Shares. For the two (2) year period commencing at the Closing, at any meeting of the stockholders of the Company the Investor agrees to, in its sole discretion, vote all of its shares of Common Stock either (a) pursuant to the recommendation of the board of directors of the Company (the "Board of Directors") or (b) proportionately with the vote of all other shareholders at any such meeting, provided that in any vote to elect members of the Board of Directors, the Investor shall be free to vote all of its Shares for the Investor Board Nominee; however, any shares not voted by the Investor in favor of the Investor Board Nominee shall be voted in accordance with this Section 6.2.

            6.3. Maximum Ownership. The Investor agrees that, for a period of two (2) years commencing at the Closing, the Investor and its affiliates will not Acquire (as defined below) any additional Common Stock, or securities convertible into Common Stock, which would cause the Investor's aggregate ownership (which shall include ownership by its affiliates) to exceed 30% of the then outstanding shares of Common Stock (the "Maximum Ownership Provision"). The Board of Directors may at any time, in its sole discretion, waive the Maximum Ownership Provision. The Company and the Investor further agree that the provisions of this Section 6.3 with respect to the permitted acquisition of additional Common Stock shall supersede and replace the provisions with respect to acquisition of Common Stock set forth in Section 7 of the Confidentiality Agreement, dated as of September 21, 2005 by and among Tinicum, Inc. and the Company (the "Confidentiality Agreement"). Promptly following the Closing, the Company, the Investor and Tinicum, Inc. shall formally amend the Confidentiality Agreement to (x) modify the term set forth in Section 21 thereof, which shall not be applicable to Section 7 thereof, until the later of (i) September 21, 2007 or (ii) such date when the Investor owns less than 50% of the Shares purchased pursuant to this Agreement, (y) add Investor as a party to the Confidentiality Agreement jointly and severally with Tinicum, Inc, and (z) amend Section 7 thereof to read in its entirety as set forth on Exhibit 4 hereto. Tinicum, Inc. has acknowledged its obligation set forth in the preceding sentence by its signature to this Agreement. For purposes of this Section 6.3, the term "Acquire" shall mean purchase, offer to purchase, contract to purchase, hold pursuant to an assignment, transfer, pledge, swap or hedge or otherwise acquire (or enter into any transaction which is designed to, or might reasonably be expected to, result in the acquisition (whether by actual acquisition or effective economic acquisition due to a cash settlement or otherwise) by the Investor or any of its affiliates or any person in privity with the Investor or any of its affiliates), directly or indirectly, or establish or increase a call equivalent position or decrease a put equivalent position with respect to any shares of the capital stock of the Company, any securities convertible into or exercisable or exchangeable for such capital stock, or which the undersigned has beneficial ownership within the rules and regulations of the SEC.

----------
(6) Parties to discuss committee assignments for Investor Board Nominee.

            6.4. Preservation of NOLs. The Company and the Investor have discussed, and the Investor is aware, of, the importance to the Company of preserving the benefits of its substantial net operating loss carry forwards ("NOLs") under the requirements of the Code and Treasury Regulations. In furtherance of this objective, and notwithstanding anything in this Agreement to the contrary, The Company will notify Investor and the Other Investors in writing when, in consultation its independent auditors, it has determined that additional acquisitions of its equity securities by any of the Investor or Other Investors may subject the utilization of its NOLs to the Section 382 Limitation (as defined under the Code). Investor covenants, upon receipt of such notice and delivery of similar notices to the Other Investors, that neither it nor its affiliates will acquire any additional Common Stock of the Company until such time as Investor requests and receives written approval from the Company, which approval shall not be unreasonably withheld and shall be provided solely on the basis of whether the Company and its independent auditors have determined that such proposed acquisition by Investor, upon consideration of the relevant facts and circumstances known to the Company, would more likely than not subject the Company to the Section 382 Limitation with respect to the utilization of its NOLs. The Company and the Investor hereby further agree, following the Closing, to continue to explore the feasibility of, and to use good faith commercial efforts to implement, if determined by the Board of Directors to be in the best interest of the Company, additional mechanisms to ensure protection of the Company's NOLs in order to avoid the imposition of the Section 382 Limitation on the Company, including without limitation the possible adoption at the next annual meeting of shareholders of a charter amendment to impose restrictions upon the transfer of the Common Stock of the Company. The Company agrees that the Stock Purchase Agreements entered into with Other Investors will contain provisions no less restrictive than the restrictions imposed upon the Investor under this Section
6.4. Notwithstanding any other provision of this Section 6.4, nothing in this Agreement shall (X) prohibit the Investor from making any proposal, as permitted by Section 7 of the Confidentiality Agreement, or, upon approval of the Board of Directors, effecting any transaction which would have the effect of subjecting the utilization of the Company's NOLs to the Section 382 Limitation, or (Y) extend the term of the covenants contained in Section 6.3 of this Agreement.

            6.5. Access to Information. So long as the Investor shall continue to own 50% of the Shares purchased pursuant to this Agreement, the Company and its Subsidiaries shall afford the Investor or any authorized representative or agent thereof who is not a competitor the opportunity to visit and inspect the properties of the Company and its Subsidiaries and to discuss the business and finances of the Company and its Subsidiaries with the officers of the Company and the Subsidiaries , during normal business hours following reasonable notice as often as may be reasonably requested; provided however, that notwithstanding the foregoing, the Company shall have no obligation to provide the Investor with (a) any trade secrets of the Company or (b) any information that, in the opinion of counsel, may constitute or result in a waiver of the attorney-client privilege of the Company. In exercising its rights hereunder, the Investor shall (and shall cause each of its representatives and agents to) conduct themselves so as not to interfere in any material respect in the conduct of the business of the Company. The Investor acknowledges and agrees that, prior to the Closing, any contact by such the Investor and its representatives and agents with officers, employees, customers or agents of the Company and its subsidiaries hereunder shall be arranged and supervised by representatives of the Company, unless the Company otherwise expressly consents with respect to any specific contact. Any access or confidential non-public information obtained in connection with the Investor's exercise of its rights pursuant to this Section 6.4 shall be deemed "Evaluation Material" subject to the confidentiality, but not use, terms of the Confidentiality Agreement.

            6.6. Conduct of Business. During the period from the date of this Agreement to the Closing, the Company will continue to operate its business in the ordinary course.

            6.7. Use of Proceeds. The Aggregate Purchase Price, together with all other funds received pursuant to the Offering, net of reasonable and customary offering fees and expenses, will be used to pay down existing indebtedness, in the order and amounts set forth on Schedule 6.6 hereof.(7)

            6.8. Investor Expenses. The Company agrees to reimburse the Investor all reasonable, documented legal and out-of-pocket expenses incurred in the entering into of the Agreements, up to a maximum of $50,000.

            6.9. Transferability; Termination of Covenants. The Investor may not transfer or assign any of its rights or obligations pursuant to this
Section 6, whether in connection with a sale of Shares or otherwise. The covenants of the Company set forth in this Section 6 shall terminate upon a merger or consolidation of the Company into another entity, the sale of all or substantially all the assets of the Company or a transaction or series of related transactions in which a person or persons acquire

----------
(7) Schedule to indicate that Term Loan C, in an amount of $9.2 million, will be repaid first as permitted by the Company's existing credit agreement, and itemize all other projected repayment of debt.

from stockholders of the Company shares representing more than fifty percent (50%) of the outstanding voting power of the Company, provided that, the covenants will not terminate upon any such transaction if the stockholders of the Company prior to the transaction continue to own fifty percent (50%) or more of the outstanding voting power of any surviving entity after giving effect to such transaction.

      7. Survival of Company Representations, Warranties; Indemnification.

            7.1. Survival of Representations and Warranties. Notwithstanding any investigation made by any party to this Agreement, all representations and warranties made by the Company shall survive for two (2) years following the execution of this Agreement.

            7.2. Indemnification.

                  (a) The Company agrees to indemnify and hold harmless the Investor and each of its partners, officers, managers, employees and representatives (each an "Investor Indemnitee") from and against (x) any losses, claims, demands, penalties, fines, actions, damages, costs, expenses (including, without limitation, reasonable legal fees and expenses incurred by the Investor Indemnitee in investigating or defending any such proceeding) or liabilities (all of the foregoing, including associated costs and expenses, a "Loss") insofar as such Loss arises out of, or is based upon any breach of the representations or warranties of the Company contained herein or failure to comply with the covenants and agreements of the Company contained herein, and
(y) any finally judicially determined material diminution in value of the Investor's Shares as measured against the Purchase Price (a "Diminution") insofar as such Diminution arises out of, or is based upon any breach of the representations or warranties of the Company contained herein, provided, however, that the Company shall not be liable in any such case to the extent that such Diminution or Loss arises out of, or is based upon, the bad faith, gross negligence or willful misconduct of the Investor in connection therewith, provided, further, that the Company shall not have any obligation to indemnify the Investor from and against any Loss or Diminution until the Investor has suffered, individually or in the aggregate, any Loss or Diminution in excess of $750,000 (such amount, the "Indemnification Threshold") and then only to the extent the amount of all Loss or Diminution exceeds the Indemnification Threshold. Notwithstanding anything to the contrary herein, and except in the case of fraud or intentional misrepresentation, in no event shall the Company be obligated to indemnify the Investor Indemnitees pursuant to this Section 7.2(a) for an aggregate amount in excess of the Aggregate Purchase Price. The Company shall reimburse each Investor Indemnitee for the indemnifiable amounts provided for herein on demand as such expenses are incurred provided that, to the extent that it is finally judicially determined that an Investor Indemnitee was not entitled to any such reimbursement or any part of such reimbursement made by the Company, such Investor Indemnitee shall promptly pay such amount to the Company, together with interest thereon, at the prime rate announced by the Wall Street Journal, from time to time.

                  (b) Promptly after receipt by the Investor Indemnitee of a notice of a claim or the beginning of any action in respect of which indemnity is to be sought against the Company pursuant to this Section 7.2, such Investor Indemnitee shall notify the Company in writing of such claim or of the commencement of such action, but the omission to so notify the Company will not relieve it from any liability which it may have to the Investor Indemnitee under this Section 7.2 (except to the extent that such omission materially and adversely affects the Company's ability to defend such action) or from any liability otherwise than under this Section 7.2. Subject to the provisions hereinafter stated, in case any such action shall be brought against an Investor Indemnitee, the Company shall be entitled to participate therein, and, to the extent that it shall elect by written notice delivered to the Investor Indemnitee promptly after receiving the aforesaid notice from such Investor Indemnitee, shall be entitled to assume the defense thereof, with counsel reasonably satisfactory to such Investor Indemnitee. After notice from the Company to such Investor Indemnitee of its election to assume the defense thereof, the Company shall not be liable to such Investor Indemnitee for any legal expenses subsequently incurred by such Investor Indemnitee in connection with the defense thereof, provided, however, that if there exists or shall exist a conflict of interest that would make it inappropriate, in the opinion of counsel to the Investor Indemnitee, for the same counsel to represent both the Investor Indemnitee and the Company or any affiliate or associate thereof, the Investor Indemnitee shall be entitled to retain its own counsel at the expense of the Company; provided, however, that the Company shall not be responsible for the fees and expenses of more than one separate counsel (together with appropriate local counsel) for all indemnified parties. In no event shall the Company be liable in respect of any amounts paid in settlement of any action unless the Company shall have approved the terms of such settlement; provided that such consent shall not be unreasonably withheld, conditioned or delayed. The Company shall not, without the prior written consent of the Investor Indemnitee, effect any settlement of any pending or threatened proceeding in respect of which the Investor Indemnitee is or could have been a party and indemnification could have been sought hereunder by such Investor Indemnitee, unless such settlement includes an unconditional release of such Investor Indemnitee from all liability on claims that are the subject matter of such proceeding.

                  (c) For avoidance of confusion, no control person, director, or officer of the Company is an indemnifying person for purposes of subsection
(a) hereof.

            7.3. Except for any claim for fraud or intentional misrepresentation, the indemnification provisions provided pursuant to this
Section 7 shall be the sole remedy of the Investor, provided that, nothing in this Agreement shall prevent the Investor from seeking to enforce any agreements or covenants set forth herein (including this indemnification) in any court of law.

      8. Registration of the Shares; Right of First Offer.

            8.1. Registration Rights Agreement. The Company and the Investor shall, at the Closing, enter into a Registration Rights Agreement (the "Registration Rights Agreement"), in the form attached hereto as Exhibit 2, governing certain rights and obligations relating to the Shares.

            8.2. Right of First Offer.

                  (a) Right of First Offer. In the event that the Company shall issue, sell or exchange, agree or obligate itself to issue, sell or exchange, or reserve or set aside for issuance, sale or exchange, in a private sale transaction not involving a public offering, any (i) shares of Common Stock,
(ii) any other equity security of the Company, including without limitation, preferred shares, (iii) any debt security of the Company which by its terms is convertible into or exchangeable for any equity security of the Company, (iv) any security of the Company that is a combination of debt and equity, or (v) any option, warrant or other right to subscribe for, purchase or otherwise acquire any such equity security or any such debt security of the Company, in each such case the Company shall first offer to sell such securities (the "Offered Securities") to the Investor as follows: The Investor shall have the right to purchase that portion of the Offered Securities determined as follows: the amount of the Offered Securities shall be multiplied by a fraction, (i) the numerator of which is the number of shares of Common Stock acquired hereunder and then held by the Investor and (ii) the denominator of which is the total number of shares of issued and outstanding Common Stock on a fully diluted basis, of the Company (the "Investor's Pro Rata Portion"), at a price and on such other terms as shall have been specified by the Company in writing with respect to such private sale and delivered to the Investor (the "Offer"), which Offer by its terms shall remain open and irrevocable for a period of seven (7) days from receipt of the Offer (the "Offer Acceptance Period").

                  (b) Notice of Acceptance. Notice of the Investor's intention to accept, in whole or in part, any Offer made shall be evidenced by a writing signed by the Investor and delivered to the Company prior to the end of the 7-day period of such Offer, setting forth such of the Investor's Pro Rata Portion as the Investor elects to purchase (the "Notice of Acceptance").

                  (c) Conditions to Acceptances and Purchase.

                        (i) Permitted Sales of Refused Securities. The Company shall have one hundred eighty (180) days from the expiration of the Offer Acceptance Period to close the sale of all or any part of such Offered Securities as to which a Notice of Acceptance has not been given by the Investor (the "Refused Securities"), upon terms and conditions, including, without limitation, unit price and interest rates, which are no more favorable, in the aggregate, to such other person or persons to whom the Offered Securities are proposed to be sold or no less favorable to the Company than those set forth in the Offer.

                        (ii) Reduction in Amount of Offered Securities. In the event the Company shall propose to sell an amount of the Offered Securities which is less than the aggregate amount of all of the Investor's Pro Rata Portions with respect to the Investor who has timely submitted Notices of Acceptance (any such sale to be in the manner and on the terms specified above), then the number of the Offered Securities specified in the Investor's Notice of Acceptance shall be reduced to an amount which shall be not less than the amount of the Offered Securities which the Investor elected to purchase pursuant to (b) above multiplied by a fraction, (i) the numerator of which shall be the amount of Offered Securities which the Company actually proposes to sell, and (ii) the denominator of which shall be the amount of all Offered Securities the Company proposed to sell in its writing delivered pursuant to
Section 8.2(a) above. In the event that the number or amount of Offered Securities specified in the Investor's Notice of Acceptance, is so reduced, the Company may not sell or otherwise dispose of more than the reduced amount of the Offered Securities until such securities have again been offered to the Investor in accordance with (a) above.

                        (iii) Closing. At the closing of the sale of the Offered Securities, which shall include full payment to the Company of the sale to such other person or persons of all or less than all the Offered Securities, the Investor shall purchase from the Company, and the Company shall sell to the Investor, the number of Offered Securities specified in the Notice of Acceptance, as reduced pursuant to Section 8.2(b) above upon the terms and conditions specified in the Offer. The purchase by the Investor of any Offered Securities is subject in all cases to the timely preparation, execution and delivery by the Company and the Investor of a form of purchase agreement, which shall be the same for each Investor, relating to such Offered Securities reasonably satisfactory in form and substance to the Company and the Investor and their respective counsel reflecting the terms and conditions specified in the Offer. In connection therewith, the Investor undertakes to use commercially reasonable efforts to execute and deliver such agreement with respect to the shares to be purchased by the Investor such that the sale of the Offered Securities by the Company may take place with such other person or persons in a timely manner as required by any agreements between or among the Company and such other person or persons.

                  (d) Further Sale. In each case, any Offered Securities not purchased by the Investor or other person or persons in accordance with Section 8.2(c)(iii) above may not be sold or otherwise disposed of until they are again offered to the Investor under the procedures specified in Section
8.2(c)(i)-(iii) above.

                  (e) Exceptions. The rights of the Investor under this Section
8.2 shall not apply to: (i) Common Stock issued as a stock dividend to holders of Common Stock or upon any subdivision or combination of shares of Common Stock; (ii) any capital stock or derivative thereof granted to an employee, director or consultant under a Company stock or stock option plan or as compensation for services; (iii) any securities issued as consideration for the acquisition of another entity by the Company by merger or share exchange (whereby the Company owns no less than 51% of the voting power of the surviving entity) or purchase of substantially all of such entity's stock or assets; (iv) any securities issued in connection with a license, strategic partnership, joint venture or other similar agreement, provided that the purpose of such arrangement is not primarily the raising of capital; (v) securities issued in an underwritten public offering, or (viii) securities of the Company proposed to be sold by a person, persons or entity other than the Company.

                  (f) Termination of Right. The Right of First Offer set forth in this Section 8.2 shall be available so long as the Investor shall continue to own 50% of the Shares purchased pursuant to this Agreement and shall in any event terminate two (2) years following the Closing Date.

      9. Notices. All notices, requests, consents and other communications hereunder shall be in writing, shall be mailed (A) if within the United States by first-class registered or certified airmail, or nationally recognized overnight express courier, postage prepaid, or by facsimile or electronic mail or other electronic means providing for verifiable proof of receipt by the addressee thereof (including transmittal in PDF format), or (B) if delivered from outside the United States, by International Federal Express (or other recognized international express courier), e-mail or facsimile, and shall be deemed given (i) if delivered by first-class registered or certified mail, three business days after so mailed, (ii) if delivered by nationally recognized overnight carrier, one business day after so mailed, (iii) if delivered by International Federal Express (or other recognized international express courier), two business days after so mailed, (iv) if delivered by facsimile, upon electronic confirmation of receipt and (v) if delivered by electronic mail or other electronic means providing for verifiable proof of receipt by the address thereof, when transmitted, and shall be delivered as addressed as follows:

                        (a)   if to the Company, to:

                              TransTechnology Corporation
                              700 Liberty Avenue
                              Union, New Jersey 07038
                              Attn:  Joseph F. Spanier, Vice President,
                              Chief Financial Officer and Treasurer
                              Fax:    (908) 686-6921
                              E-mail: jspanier@ttccorp.com

                              with a copy to:

                              Hahn Loeser & Parks LLP
                              3300 BP Tower
                              200 Public Square
                              Cleveland, Ohio 44114-2301
                              Attn:  F. Ronald O'Keefe, Esq.

                              Fax:    (216) 241-2824
                              E-mail: frokeefe@hahnlaw.com

                        (b)   if to the Investor

                              Tinicum Capital Partners II, L.P.
                              &
                              Tinicum Capital Partners Parallel Fund II, L.P. c/o Tinicum Incorporated
                              Attention: Eric Ruttenberg
                              800 Third Avenue
                              New York, NY  10022
                              Fax:  (212) 750-9264
                              Email:  eruttenberg@tinicum.com

                              With a copy to:

                              Skadden, Arps, Slate, Meagher & Flom LLP
                              Four Times Square
                              New York, New York 10036-6522
                              Attention:  Richard J. Grossman, Esq.
                              Fax:  (917) 777-2116
                              Email:  rgrossma@skadden.com

or at such other address as such party each may specify by written notice to the others.

      10. Changes. This Agreement may be modified, amended or waived pursuant to a written instrument signed by the Company and the Investor. Any agreements with Other Investors may be modified, amended or waived only pursuant to a written instrument signed by the Company and Investor holding a majority of the Shares issued and sold in the Offering, provided that such modification, amendment or waiver is made with respect to all Agreements and does not adversely affect the Investor without adversely affecting all Investors in a similar manner.

      11. Headings. The headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be part of this Agreement.

      12. Severability. In case any provision contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

      13. Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without giving effect to the principles of conflicts of law.

      14. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument, and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other parties. Any signatures delivered by a party by facsimile transmission or by other electronic means providing for verifiable proof of receipt by the addressee thereof (including via e-mail transmission and PDF format) shall be deemed an original signature hereto.

      15. Entire Agreement. This Agreement and the Schedules annexed hereto, together with the Confidentiality Agreement, the Registration Rights Agreement and Opinion attached hereto as exhibits, constitute the entire agreement between the parties hereto and supersedes any prior understandings or agreements concerning the purchase and sale of the Shares and the resale registration of the Shares.

      16. Confidential Information.

                  (a) The Investor represents to the Company that, at all times during the Company's offering of the Shares, the Investor has maintained in confidence all non-public information regarding the Company received by the Investor from the Company or its agents, and covenants that it will continue to maintain in confidence such information until such information (a) becomes generally publicly available other than through a violation of this provision or the provisions of the Confidentiality Agreement by the Investor or its agents or (b) is required to be disclosed in legal proceedings (such as by deposition, interrogatory, request for documents, subpoena, civil investigation demand, filing with any governmental authority or similar process), provided, however, that before making any use or disclosure in reliance on this subparagraph (b) the Investor shall, to the extent not prohibited by applicable law, rule or regulation, promptly notify the Company of the circumstances giving rise thereto and will furnish only that portion of the non-public information which is legally required and will exercise its best efforts to obtain reliable assurance that confidential treatment will be accorded any non-public information so furnished.

                  (b) The Company shall promptly after the execution of this Agreement issue a press release substantially in the form attached hereto as
Exhibit 3, and within one business day following the Closing Date, file with the SEC a Form 8-K (which shall include as exhibits the Agreement), in each case, disclosing the material terms of the transactions contemplated hereby (including at least the number of Shares sold and proceeds therefrom). The Company shall not publicly disclose the name of Investor or any beneficial owner of Shares held by the Investor, or include the name of Investor or such beneficial owner in any filing with the SEC or any state and federal regulatory agency (other than the filing of the Agreements with the SEC pursuant to the Exchange Act), without the prior written consent of Investor, except to the extent such disclosure is required by law or regulation.

                  17. No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person except as provided in Section 12 of the Registration Rights Agreement.

                  18. Knowledge. The term "knowledge" in this Agreement shall mean the knowledge of the executive officers of the Company after making reasonable inquiry under the circumstances.

                             INDEX OF DEFINED TERMS



Acquire...................................................................  12
Aggregate Purchase Price..................................................   1
Agreements................................................................   3
Board of Directors........................................................  12
Closing...................................................................   2
Closing Date..............................................................   2
Common Stock..............................................................   1
Company...................................................................   1
Confidentiality Agreement.................................................  12
Diminution................................................................  13
Environmental Claims......................................................   6
Environmental Laws........................................................   6
Exchange Act..............................................................   3
Exchange Act Documents....................................................   3
GAAP......................................................................   8
Indemnification Threshold.................................................  13
Intellectual Property.....................................................   4
Investment Company Act....................................................   7
Investor..................................................................   1
Investor Board Nominee....................................................  11
Investor Indemnitee.......................................................  13
Investor's Pro Rata Portion...............................................  14
Knowledge.................................................................  17
Liabilities...............................................................   6
Loss......................................................................  13
Material Adverse Effect...................................................   3
Maximum Ownership Provision...............................................  12
NASD......................................................................   7
Notice of Acceptance......................................................  14
Offer.....................................................................  14
Offer Acceptance Period...................................................  14
Offered Securities........................................................  14
Offering..................................................................   1
Other Investors...........................................................   2
Plan......................................................................   5
Policies..................................................................   6
Purchase Price............................................................   1
Refused Securities........................................................  15
Registration Rights Agreement.............................................  14
Sale Transaction..........................................................  22
SEC.......................................................................   5
Shares....................................................................   1
SPA.......................................................................  22
Stock Purchase Agreement..................................................   1
Tax Claims................................................................   8
Tax Returns...............................................................   8
Terms and Conditions......................................................   1
Tinicum...................................................................   1

                                                                      EXHIBIT 4

            7. Standstill. You agree that, for a period until the earlier of
(i) a public announcement of any tender or exchange offer, merger or other business combination involving the Company, any of the subsidiaries or assets of the Company or the subsidiaries constituting a significant portion of the consolidated assets of the Company and its subsidiaries (a "Sale Transaction"),
(ii) September 21, 2007, (iii) such date as the Investor (as such term is defined in the SPA) or its affiliates do not own 50% of the shares purchased in the Stock Purchase Agreement, dated February 15, 2006, by and among the Company, Tinicum Capital Partners, L.P., Tinicum Capital Partners Parallel Fund II, L.P. and Tinicum Inc. (the "SPA"), or (iv) the Board of Directors waives the restrictions in this paragraph 7, unless specifically invited in writing by the Company, neither you nor any of your affiliates or Representatives will in any manner, directly or indirectly: (a) assist, facilitate or encourage any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in (x) any Sale Transaction or (y) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its subsidiaries, it being understood that the foregoing shall not prohibit you or your affiliates from effecting or participating in such transaction, (b) engage in any "solicitation" of "proxies" (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents to vote any voting securities of the Company; (c) form, join or in any way participate in a "group" (as defined under the 1934 Act) with unaffiliated third parties with respect to the Company or otherwise act in concert with any person in respect of any such securities; (d) other than by requesting to the Board of Directors of the Company to waive any of the provisions of this Section, take any action which would or would reasonably be expected to force the Company to make a public announcement regarding any of the types of matters set forth in (a) above; or (e) enter into any discussions or arrangements with any third party (other than your representatives and any financing sources) with respect to any of the foregoing. The Company agrees that during such period you may request that the Company or any of its Representatives, directly or indirectly, amend or waive any provisions of this paragraph. Nothing in this paragraph 7 shall prohibit or be construed to prohibit the Investor from making any filings with the Securities and Exchange Commission which the Investor reasonably determines it is required to make.